As filed with the Securities and Exchange Commission on April 22, 2024

Registration No. 333-259465

333-260040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1 REGISTRATION STATEMENT NO. 333-259465

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1 REGISTRATION STATEMENT NO. 333-260040

UNDER

THE SECURITIES ACT OF 1933

Harbor Custom Development, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	1531	46-4827436
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Habersetzer, Interim Chief Executive Officer and President

Harbor Custom Development, Inc.

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Harbor Custom Development’s (the “Company”) registration statement on Form S-1 (File No. 333-259465) originally filed on September 10, 2021 and the registration statement on Form S-1 (File No. 333-260040) filed on October 4, 2021 relating to the registration of additional securities (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”). The Registration Statements were declared effective with the SEC on October 4, 2021.

The Registration Statements pertained to the registration of 2,400,000 shares of 8.0% Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Shares”) and warrants (the “Warrants”) which were initially exercisable for up to an aggregate of 13,800,000 shares of our common stock, including 1,800,000 warrants to purchase common stock as a result of a partial exercise of the over-allotment option granted to the underwriter.

On December 11, 2023, the Company, along with certain of its subsidiaries, filed a voluntary petition (the “Bankruptcy Petition”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Washington (such court, the “Bankruptcy Court” and such case, the “Chapter 11 Case”). The Chapter 11 Case is being jointly administered under the caption In re Harbor Custom Development, Inc., et al., Case No. 23-42180-MJH.

As a result of the Chapter 11 Cases, the Company is terminating all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tacoma, Washington on April 22, 2024.

HARBOR CUSTOM DEVELOPMENT, INC.

By:	/s/ Jeffrey Habersetzer
Name:	Jeffrey Habersetzer
Title:	Interim Chief Executive Officer and Interim President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.